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Media Contact:	Investor Contacts:
Mary Ellen Keating	Joseph J. Lombardi
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Corporate Communications	Barnes & Noble, Inc.
Barnes & Noble, Inc.	(212) 633-3215
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mkeating@bn.com
Andy Milevoj
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Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com

Barnes & Noble CEO Sends Letter to Shareholders

Details Strategy to Grow Business and Create Shareholder Value

Urges Shareholders to Vote the WHITE Proxy Card Today

New York, NY (September 16, 2010)—Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that its Chief Executive Officer, William J. Lynch, Jr., has sent a letter to all Barnes & Noble shareholders in connection with the Company’s Annual Meeting on September 28, 2010. The letter details the Company’s strategy to grow its business and to create shareholder value.

The Barnes & Noble Board of Directors recommends that shareholders vote the WHITE proxy card FOR Barnes & Noble’s three highly qualified nominees and AGAINST a precatory shareholder proposal submitted by Ronald Burkle’s investment vehicle, The Yucaipa Companies, to amend the Company’s Shareholder Rights Plan. Barnes & Noble strongly urges shareholders to discard any gold proxy card sent by Burkle or Yucaipa.

The text of the letter follows:

September 16, 2010

[Photo omitted]

Dear Fellow Shareholder:

As you may know, I joined Barnes & Noble in 2009 and was named Chief Executive Officer of your company in March of this year. I am enthusiastic about the opportunities that lie ahead for Barnes & Noble and its shareholders, and confident that you have a superior management team and Board of Directors working on your behalf.

Barnes & Noble, Inc.	Page 2
September 16, 2010

While it’s still early in the execution of our strategic plan, we feel confident (based on the initial positive results) that it’s the right path to maximize shareholder value for you. The Company’s strategic plan is based on the following objectives:

1.)

Gain Share In Our Physical Retail Bookstore Business – The book industry and, in particular, the retail bookstore model, has been under significant pressure recently, both from macro-economic factors affecting all retail and also disruptive emerging technologies in digital reading. During this difficult and dynamic period for the industry, Barnes & Noble is focusing on continuing to deliver the best retail bookstore experience in the market[1]. Our analysis indicates an industry shake-out that will result in a consolidation of the physical book business based on the following dynamics:

a.	Fewer bookstore competitors – It’s clear there will be fewer bookstores in this country and as we continue to maintain the best real estate portfolio of locations and best run retail bookstore model, our stores will be the beneficiary of this consolidation. We love our bookstores and we intend to make them even better places to shop in the future.

b.

Fewer stores selling books – approximately 50% of the $21 billion U.S. book business is transacted in non-book retail outlets such as mass merchants, as well as drug and mass discounters. As the physical book market contracts over the next four years, from approximately $21 billion to $19 billion[2], we see many of these non-book retailers de-emphasizing the book category with greatly reduced shelf space and in some cases eliminating it all together. This will provide an opportunity for us.

Evidence of this shake-out already exists as our share gains from our largest physical bookstore competitors have accelerated in the last year. Today, the Company owns approximately 18% of the U.S book market, and we expect that figure to grow to 20-25% over the next three years.

2.)	Establish B&N as a Top Retailer of Content in the Exploding Digital Market – Barnes & Noble was the first company to launch an eReading device, the “Rocketbook” in early 2000. By 2004, it became clear the Company was too early to the market. Since re-launching our eBookstore just over a year ago, every metric we track in the digital business is exceeding our expectations. In that brief 12-month period since we began selling digital content, we’ve gone from zero share to capturing over 20% of the digital trade book market – a higher share than the 18% we possess of the physical book market. Over the last two quarters, these eBook sales have been driving the growth of our BN.com business, generating over 50% year-over-year comparative revenue increases. Our early success in this emerging market can be primarily attributed to a few factors:

[1]

Barnes & Noble has been voted the nation's top bookseller brand for the seventh year in a row, as determined by a combination of the brand's performance on familiarity, quality, and purchase intent; according to the EquiTrend® Brand Study by Harris Interactive®.

[2]	Veronis Suhler Stevenson, Communication Industry Forecast 2010-2014

Barnes & Noble, Inc.	Page 3
September 16, 2010

a.	The competitive advantage of our stores and our 40,000 booksellers – Our stores and our booksellers have fueled the sales of NOOK devices and NOOK reading applications for PC, iPhone and other mobile devices. Having more than 700 of the best and most heavily trafficked retail locations combined with 40,000 committed and passionate booksellers, affords us the ability to hand-sell and educate millions of people interested in digital reading, in-person every day. For most customers, making sense of emerging technologies in digital media can be confusing – particularly early in the adoption curve. No one can match Barnes & Noble’s high-touch consumer reach in the emerging digital reading market, and it’s our best asset as we establish ourselves as a leader in this space.

b.	Our Digital Catalog – At our core, we’re purveyors of books, textbooks, magazines, newspapers and other forms of content, whether in physical or digital format. Our digital strategy is to deliver content in all forms, on multiple platforms, in-store, online and wirelessly to maximize the number of digital libraries powered by Barnes & Noble. For the last several years we’ve been investing heavily to convert books into digital format and amass our digital catalog of eBooks. We now own one of the top two saleable catalogs of digital in-copyright books in the world, and have contracts with thousands of publishers and authors to sell those works – an asset that will be an annuity for the Company far into the future. Barnes & Noble offers a selection of over one million books that can be read on NOOK digital reading software that supports over 400 mobile devices, including our own award- winning NOOK eBook Reader. Our promise to the customer is to offer the broadest selection of books in digital form and allow them to take their digital libraries with them wherever they go, on whatever device they are currently reading.

c.	Our Digital Products team – Barnes & Noble has built a best-in-class management team with expertise in retail, e-commerce, technology and digital media. Over the last few years, we’ve added top managers and technologists from companies such as Microsoft, Palm, Adobe, Cisco, Apple, Motorola, Travelocity and Time Warner Digital in both our New York headquarters and our recently opened B&N Digital offices in Palo Alto, California. This is the most talented team I’ve ever worked with, and they are 100% focused on innovation in the digital reading space and driving shareholder value for you. The release of our NOOK WiFi eBook Reader this year was touted as, “the best eReading product for under $149” by technology authority CNET, and you can expect more winning products from us in the near future.

While entering the digital content market has required significant investments from the Company in the form of sizable capital outlays and expenses, our early success has emboldened us. We are ahead of our plans, have quickly become the #2 retailer of digital books in the world, and have visibility to a digital business model delivering attractive profits and returns. Through our stores, booksellers, brand and publisher relationships, we combine a unique set of competitive advantages that will allow us to continue to succeed in this large emerging digital market. We expect to capture over 25% of the market for eBooks, eTextbooks and Digital Newsstand in total by 2013, projecting to over $1 billion in digital revenue for Barnes & Noble.

3.)

Grow Share of the $12 Billion Textbook Market – Acquiring Barnes & Noble College Booksellers was a critical piece of our overall strategy. First, we were able to purchase the business for what we believe was a very attractive price and use its cash flows to help fund our digital investments and other operational needs. Just as important, by re-uniting the Barnes & Noble brand and

Barnes & Noble, Inc.	Page 4
September 16, 2010

owning the Barnes & Noble College assets, the Company has been able to roll out its new comprehensive offering of textbook solutions to a critical mass of students and faculty. In fact, in the most recent back-to-school season in August, Barnes & Noble is the only major retailer to offer college students textbooks in every available format – new, used, rental and digital – across both our online channels of BN.com and to more than four million students visiting our over 633 Barnes & Noble College Bookstores.

As with our consumer retail stores, the marketing reach that the physical College bookstores provide students gives us a large advantage over competitors as the market evolves. As an illustration, Barnes & Noble recently launched NOOKstudy™, a feature-rich digital textbook and study tool that lets college students manage all their digital content on their chosen computing devices. Launching NOOKstudy through our Barnes & Noble College channels has resulted in it being the most downloaded Digital Textbook Reader in this back-to-school rush period, three months after its launch.

Currently, we have approximately 15% of the $12 billion U.S. textbook market and we plan to grow that share. As the market fragments into these different formats of new, used, rental and digital, schools will find it increasingly difficult and costly to provide the content, logistics and technology required to service students and deliver course materials across the various formats. As a result, more and more they will outsource the management of their college bookstores. With our expertise and scale as a retail operator, combined with the sophisticated digital platforms and content catalogs we’ve built, we have positioned Barnes & Noble as the clear best-in-class partner for colleges and universities that want to modernize their offerings and offer students the maximum choice they will increasingly demand. And please remember that today’s college students are tomorrow’s big readers.

In summary, the Company competes in three very large and dynamic markets: the $23 billion consumer book market, the $12 billion textbook market and the $22 billion newsstand market. As the bookstore industry consolidates, and college bookstores increasingly outsource their operations, we see these markets becoming less fragmented and have solid plans to capture that business. In addition, we have empirical evidence that the exploding digital content market provides incremental opportunities for Barnes & Noble in all of these markets. While it’s early in our implementation, our models indicate that we’re on plan. I am confident, and you have over 40,000 Barnes & Noble booksellers working diligently every day to ensure, that the Company delivers for you.

In addition to asking for your support on our strategy, and of course your continued business in our stores, online at BN.com and with our NOOK digital products, I’d also respectfully ask you to support Barnes & Noble and vote the WHITE proxy card FOR your Board’s highly qualified nominees and AGAINST the precatory shareholder proposal to amend the Shareholder Rights Plan. We greatly appreciate your support.

Very truly yours,

William J. Lynch, Jr.

Chief Executive Officer

Barnes & Noble, Inc.	Page 5
September 16, 2010

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by Burkle and Yucaipa.

Important Information and Certain Information Regarding Participants

On August 25, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2010 Annual Meeting and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains information regarding the names, affiliations and interests of Barnes & Noble’s directors, its director nominees and certain of its officers that may be deemed, along with Barnes & Noble, to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Safe Harbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “projection” and similar expressions, as they relate to Barnes & Noble or the management or Board of Directors of Barnes & Noble, identify forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.

Barnes & Noble, Inc.	Page 6
September 16, 2010

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 717 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 633 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than one million titles in its eBookstore (www.bn.com/ebooks). Through Barnes & Noble’s NOOKTM eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK™, NOOKstudy™, LendMe™, Read In Store™, More In Store™ and Lifetime Library™ are trademarks of Barnes & Noble, Inc.

Other trademarks referenced in this release are the property of their respective owners.

Social Media Links:

Follow B&N on Twitter: www.bn.com/twitter

Become a fan of our Facebook Page: http://www.facebook.com/barnesandnoble

Subscribe to our channel: http://www.youtube.com/user/BNStudio

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